Exhibit 99.1

Berkshire Hills Bancorp, Inc. Prices Stock Offering

PITTSFIELD, MA, October 8, 2008 – Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) announced today that it has entered into an underwriting agreement for the sale of 1,500,000 shares of common stock at a price of $24 per share for gross proceeds of $36 million, exclusive of the underwriters’ over-allotment option. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $33.5 million.

Sandler O’Neill + Partners, L.P. acted as lead book-running manager and Keefe, Bruyette & Woods, Inc. was a co-manager for the offering. The underwriters have been granted an option to purchase up to an additional 225,000 shares to cover over-allotments.

Berkshire’s President and Chief Executive Officer Michael P. Daly stated, “We are delighted with the strong response to our stock offering, which exceeded our expectations and as a result we have increased the total offering from $30 million to $36 million, exclusive of the over-allotment option. Despite the difficult market conditions of the past few days, we believe that the strength and prospects of our company were well received by investors. This new capital bolsters our balance sheet and positions us well to continue to support our markets with loans and deposits, and to take advantage of growth opportunities that may develop as a result of current events.”

The Company expects to close the transaction, subject to customary conditions, on or about October 14, 2008. The net proceeds of the offering will be used for general corporate purposes which may include, among other things, support for organic and opportunistic acquisition-based growth.

The common stock offering may be made only by means of a prospectus and related prospectus supplement. Copies of the prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022.

BACKGROUND

Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has about $2.5 billion in assets and is the parent of Berkshire Bank - America’s Most Exciting Bank(sm). Berkshire provides business and consumer banking, insurance, investment, and wealth management services through 48 banking and insurance offices in Western Massachusetts, Northeastern New York, and Southern Vermont. For more information, visit www.berkshirebank.com or call 800-773-5601.

FORWARD LOOKING STATEMENTS

Statements in the presentation regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.

Berkshire Hills Bancorp (BHLB)	www.berkshirebank.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Contact:

David H. Gonci

Corporate Finance Officer

413-281-1973

Berkshire Hills Bancorp (BHLB)	www.berkshirebank.com